Exhibit 10.1

June 10, 2014

Miki Racine Berardelli
145 Union Street
Montclair, NJ 07042

Dear Miki:

It is with great pleasure that we offer you the opportunity to join Chico’s FAS, Inc. as our President, Digital Commerce & Chief Marketing Officer. As you are aware, we are a fast-growing respected organization and your position will be a key driver of our future success. As one of the top specialty retailers we offer tremendous opportunity for personal and professional growth. Please let this letter serve as an offer to join Chico’s FAS, Inc. The following will outline the specifics:

Position:	President, Digital Commerce & Chief Marketing Officer

Reports to:	David Dyer, President & CEO

Pay Start Date:	June 22, 2014

Report to Work Date:	August 4, 2014
(Note: August 2 through August 22 flexible weekly schedule)

Base Salary:	$550,000.00 annually

Sign On Bonus:
$100,000 payable within 30 days of start date, less applicable taxes (contingent upon receipt of signed repayment agreement).
Bonus Plan:
Target of 75% of base salary earned during the FY14 performance period, which is contingent upon the achievement of corporate financial objectives. The terms of the bonus, including eligibility, payouts and objectives are subject to the Bonus Plan and may be modified from time to time. All payouts are based on fiscal year business results, prorated for time in role, and could range from zero (0) to a maximum of 175% of your target bonus potential. Bonus is typically paid in March.
For FY14, you will be provided with a minimum bonus guarantee of $300,000 with a maximum bonus opportunity of 175% of your target bonus percent applied to eligible earnings for overall financial results of the company.
Restricted Stock:
You will be awarded a one-time, new hire grant targeted at $2,000,000 in value in the form of restricted stock. This will be issued following your date of hire. These shares will vest over a three-year period with one-third vesting each year on the anniversary of the grant date. The final number of shares delivered is subject to Board approval.

In the future, at Division President level, you will be eligible for annual equity grants beginning 2015, subject to Board approval, targeted between $800,000 and $900,000 in value, delivered in the form of 50% restricted stock and 50% performance share units. The Restricted Stock shares will vest over a three-year period. The Performance Share Units will also vest over a three-year period, contingent upon the achievement of corporate financial objectives and could range from zero (0) to a maximum of 150% of target award.
Time Off:
You will be eligible for 20 days of Paid Time Off (PTO) for each full year of employment. This is an accrued benefit that you start to earn on your date of hire.
Group Insurance Program:
Medical/Dental/Vision Plans
Eligibility Date: Effective your first day of active employment

Life Insurance:
The company provides term insurance equal to 1X your base salary as well as accidental death and dismemberment insurance equal to 1X your base salary. Supplemental insurance is available for purchase.
Eligibility Date: Effective your first day of active employment

401(k) Plan:
You may participate with an eligible deferral of 1-100% of your compensation (subject to an IRS maximum), with a match of 50% of the first 6% of compensation you defer. Your 401(k) contributions may be subject to additional limitations under federal regulations.  You will be able to roll over existing qualified funds immediately.
Eligibility Date: Effective after 12 months of employment
Deferred Compensation:
As a highly compensated Associate of Chico’s, you will be eligible to participate in the Chico’s Deferred Compensation Plan. You will have the opportunity to defer pre-tax compensation (less applicable FICA/Medicare tax withholding). As a new hire, if you elect to enroll this calendar year, you may defer up to 80% of your base salary and up to 100% of your bonus earned in 2014. Full details of the program are available from the Compensation Department.
Employee Stock Purchase Plan:
You will have an opportunity to purchase Chico’s FAS, Inc. stock directly from the company, two times a year, during the March and September offering periods.
Eligibility Date: First offering period following one month of employment.
Executive Benefits
Disability Income Protection:
As a qualifying executive, you will be eligible for Chico’s FAS, Inc.’s Supplemental Disability Insurance program after 90 days of employment. This program provides an increased level of income protection should you become totally disabled. Full details of the program are available from the Benefits Department.

Annual Physical:
As a qualifying executive, you are eligible to have one company paid physical per year at the Mayo Clinic as part of our Health and Wellness program.
Relocation Benefits:
In order to ensure a successful relocation, you will be provided relocation assistance as detailed in the attached Tier I Relocation Program.  In accordance with this relocation policy, you will receive a miscellaneous allowance of $10,000 less applicable taxes.

We know you will view this opportunity as a chance to have a positive impact on the performance of Chico’s FAS while enjoying a challenging and rewarding career. Nonetheless, please understand that we are an at-will employer. That means that either you or the company are free to end the employment relationship at any time, with or without notice or cause. By accepting our offer of employment, you acknowledge the at-will nature of our relationship. This offer is contingent upon the successful completion of references and background check. Additionally, you represent that you are not a party to any agreement that would bar or limit the scope of your employment with us.

We are looking forward to having you on our team. Let me be the first to welcome you aboard!

Sincerely,

/s/ David F. Dyer________
David F. Dyer
President & CEO

Contact Information

Please call for questions:

Sara Stensrud
EVP/Chief Human Resources Officer
(239) 274-4395 or sara.stensrud@chicos.com

I accept the terms and conditions of the offer as outlined above:

Please return signed copy

/s/ Miki Racine Berardelli____
Miki Racine Berardelli